Exhibit 5.1

July 29, 2022

Four Corners Property Trust, Inc.

591 Redwood Highway

Suite 3215

Mill Valley, California 94941

Re:

Four Corners Property Trust, Inc., a Maryland corporation (the “Company”) – Registration Statement on Form S-8 to be filed on or about the date hereof relating to an additional 1,500,000 shares (the “Shares”) of common stock, par value $0.0001 per share (“Common Stock”), of the Company to be issued subsequent to the date hereof under the Amended and Restated Four Corners Property Trust, Inc. 2015 Omnibus Incentive Plan (the “Plan”)

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration of the Shares under the Securities Act of 1933, as amended (the “Act”), by the Company pursuant to the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission (the “Commission”) on or about the date hereof (the “Registration Statement”). You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for purposes of this opinion, we have examined the following documents (hereinafter collectively referred to as the “Documents”):

(i)

the corporate charter of the Company (the “Charter”) represented by Articles of Amendment and Restatement filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on October 22, 2015;

(ii)	the Amended and Restated Bylaws of the Company, dated as of October 22, 2015 (the “Bylaws”);

(iii)	certain resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) with respect to the Plan (the “Directors’ Resolutions”);

(iv)	the Plan;

(v)	the Registration Statement, in substantially the form to be filed with the Commission pursuant to the Act;

(vi)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland;

BALLARD SPAHR LLP

Four Corners Property Trust, Inc.

July 29, 2022

(vii)

a certificate executed by one or more officers of the Company, dated as of the date hereof (the “Officers’ Certificate”), to the effect that, among other things, the Charter, the Bylaws and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and certifying, among other things, as to the manner of adoption of the Directors’ Resolutions and the approval of the Plan by the stockholders of the Company; and

(viii)	such other documents and matters as we have deemed necessary and appropriate to render the opinions set forth in this letter, subject to the limitations, assumptions, and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any of the Documents on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any of the Documents is legally competent to do so;

(c)

all Documents submitted to us as originals are authentic; the form and content of any Documents submitted to us as unexecuted drafts do not, and will not, differ in any respect relevant to this opinion from the form and content of such documents as executed and delivered; all Documents submitted to us as certified, facsimile or photostatic copies conform to the original document; all signatures of parties on all of the Documents are genuine; all public records reviewed or relied upon by us or on our behalf are accurate and complete; all statements and information contained in the Documents are true and complete; and there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	all certificates (including the Officers’ Certificate) submitted to us are true and correct, both when made and as of the date hereof;

(e)	none of the Shares will be issued or transferred in violation of the provisions of the Charter relating to restrictions on ownership and transfer of capital stock; and

(f)

upon each issuance of any of the Shares subsequent to the date hereof, the total number of shares of Common Stock of the Company issued and outstanding, after giving effect to such issuance of such Shares, will not exceed the total number of shares of Common Stock that the Company is authorized to issue under the Charter.

BALLARD SPAHR LLP

Four Corners Property Trust, Inc.

July 29, 2022

Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

(1)	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

(2)

The Shares have been generally authorized for issuance pursuant to the Plan and if, as and when the Shares are issued subsequent to the date hereof either as awards of restricted stock or awards of unrestricted stock or upon the exercise of options, or in respect of stock appreciation rights, restricted stock units, deferred stock units, dividend equivalent rights, performance shares or other performance-based awards, or other equity-based awards, in each case pursuant to due authorization by the Board of Directors or a properly appointed committee thereof to which the Board of Directors has delegated the requisite power and authority, in exchange for the consideration therefor, all in accordance with, and subject to, the terms and conditions of the Plan and the awards of restricted stock, unrestricted stock, options, stock appreciation rights, restricted stock units, deferred stock units, dividend equivalent rights, performance shares or other performance-based awards, or other equity-based awards, relating to such Shares, such Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinions presented herein are limited to the laws of the State of Maryland and we do not express any opinion herein concerning any laws other than the laws of the State of Maryland. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP